Exhibit 99.1

SharpLink Gaming Acquires 176,271 ETH for $463 Million, Officially Becoming Largest Publicly-Traded ETH Holder

MINNEAPOLIS – June 13, 2025 – SharpLink Gaming, Inc. (Nasdaq: SBET) (“SharpLink” or the “Company”) today announced the strategic acquisition of 176,270.69 ETH for an aggregate purchase price of $462,947,816 (inclusive of fees and expenses), at an average acquisition price of $2,626 per ETH (inclusive of fees and expenses). This acquisition positions the Company as the largest publicly-traded holder of ETH in the world, and the second largest holder behind the Ethereum Foundation. In addition to the initial PIPE transaction from May 26, 2025, the Company also disclosed it raised an additional $79 million in approximate gross proceeds through its at-the-market (“ATM”) facility. With a majority of the ATM proceeds used to fund further purchases of ETH, contributing to the total above, these collective purchases have generated ETH per share growth of 11.8% since June 2, 2025.

As of June 13, 2025, over 95% of SharpLink’s ETH holdings are actively deployed in staking and liquid staking solutions, contributing to Ethereum’s network security while generating native yield.

“This is a landmark moment for SharpLink and for public company adoption of digital assets,” said Rob Phythian, Chief Executive Officer of SharpLink Gaming. “We believe Ethereum is foundational infrastructure for the future of digital commerce and decentralized applications. Our decision to make ETH our primary treasury reserve asset reflects deep conviction in its role as programmable, yield-bearing digital capital.”

“SharpLink’s bold ETH strategy represents a pivotal milestone and innovative approach to the institutional adoption of Ethereum. It comes at a unique time when the United States Congress is moving towards passing significant stablecoin and digital asset market structure legislation. Hopefully, such legislation will serve as a catalyst for adoption of Ethereum technology, a decentralized network capable of many functions in the onboarding of the global economy,” added Joseph Lubin, Chairman of SharpLink Gaming, Co-Founder of Ethereum and Founder and CEO of Consensys. “By allocating significant capital to ETH and deploying it in network activities such as staking, SharpLink is both contributing to Ethereum’s long-term security and trust properties while earning additional ETH for that work.”

Treasury Strategy and Market Impact

SharpLink is the first Nasdaq-listed company to adopt a treasury reserve policy centered on ETH. Through this initiative, SharpLink aims to provide shareholders with meaningful economic exposure to ETH, while reinforcing its belief in blockchain’s role in transforming industries globally.

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From May 30, 2025 through June 12, 2025, SharpLink sold shares under its $1 billion ATM equity program, and thus far has raised approximately $79 million in gross proceeds, a majority of which it intends to allocate toward additional ETH purchases.

About SharpLink Gaming, Inc.

Headquartered in Minneapolis, Minnesota, SharpLink is one of the first Nasdaq-listed companies to develop a treasury strategy centered on ETH, which will serve as SharpLink’s primary treasury reserve asset. In adopting its new treasury policy, SharpLink intends to provide investors with economic exposure to ETH and to advocate for its role as digital capital.

SharpLink is also a trusted marketing partner to leading sportsbooks and online casino gaming operators worldwide. Through its iGaming affiliate marketing network, known as PAS.net, SharpLink focuses on driving qualified traffic and player acquisitions, retention and conversions to U.S. regulated and global iGaming operator partners worldwide. SharpLink also owns and operates a portfolio of direct-to-player, state-specific, affiliate marketing websites designed to attract, acquire and drive local sports betting and online casino gaming traffic to its valued partners which are licensed to operate in each respective state. For more information, please visit www.sharplink.com.

Forward-Looking Statement

Statements in this press release about future expectations, plans and prospects, as well as any other statements regarding matters that are not historical facts, may constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, and these forward-looking statements are subject to various risks and uncertainties. Such statements include, but are not limited to, the Company’s anticipated use of the proceeds from the offerings, the execution of the Company’s treasury strategy and other statements that are not historical facts, including statements which may be accompanied by the words “intends,” “may,” “will,” “plans,” “expects,” “anticipates,” “projects,” “predicts,” “estimates,” “aims,” “believes,” “hopes,” “potential” or similar words. Actual results could differ materially from those described in these forward-looking statements due to certain factors, including without limitation, fluctuations in the market price of ETH and any associated impairment charges that the Company may incur as a result of a decrease in the market price of ETH below the value at which the Company’s ETH are carried on its balance sheet, changes in the accounting treatment relating to the Company’s ETH holdings, the Company’s ability to achieve profitable operations, government regulation of cryptocurrencies and online betting, changes in securities laws or regulations such as accounting rules as discussed below, customer acceptance of new products and services including our ETH treasury strategy, the demand for its products and its customers’ economic condition, the impact of competitive products and pricing, the lengthy sales cycle, proprietary rights of the Company, changes in applicable laws or regulations, and its competitors, general economic conditions and other risk factors detailed in the Company’s annual report and other filings with the SEC. Under U.S. generally accepted accounting principles, entities are required to measure certain crypto assets at fair value, with changes reflected in net income each reporting period. Changes in the fair value of crypto assets could result in significant fluctuations to the income statement results. Any forward-looking statements contained in this press release speak only as of the date hereof, and the Company does not undertake any responsibility to update the forward-looking statements in this press release.

Contact details:

Investor Relations: IR@sharplink.com

Media: SharpLink@cw8-communications.com

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